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                                                                     EXHIBIT 5.1


                                 Bryan Cave LLP
                                  245 Park Ave
                               New York, NY 10167




                                 October 3, 1996




Cytoclonal Pharmaceutics Inc.
9000 Harry Hines Boulevard
Dallas, Texas  11040

Dear Sirs:

         We refer to the Registration Statement on Form SB-2 (the "Registration Statement") filed by you with the Securities and Exchange Commission relating to 500,000 Class A Warrants of Cytoclonal Pharmaceutics Inc. (the "Company") issued to certain investors in connection with the Company's bridge financing completed in August 1994 (the "1994 Bridge Financing"), 1,018,750 Class B Warrants ("Class B Warrants") of the Company issued to certain investors in connection with the Company's bridge financing completed in April 1995 (the "1995 Bridge Financing"), 506,250 warrants (the "Blair Warrants") issued to D.H. Blair Investment Banking Corp. ("Blair") as part of its compensation for services as placement agent in the 1994 Bridge Financing and for rendering advice and assistance in structuring the 1995 Bridge Financing and 810,000 shares of Common Stock $.01 par value, underlying the Warrants. The Class A Warrants, Class B Warrants and the Blair Warrants are hereinafter referred to collectively as the "Warrants" and the shares of Common Stock issuable upon exercise of the Warrants are hereinafter referred to as the "Warrant Shares."

         We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

         Based upon the foregoing, we are of the opinion that:

         1. The Warrants have been duly and validly authorized and when sold, paid for and issued as contemplated by the Registration Statement will be duly and validly issued and fully paid and nonassessable.

         2. The Warrant Shares have been duly and validly authorized and when sold, paid for, and issued upon exercise of the Warrants in accordance with the terms of the Warrants will be duly and validly issued and fully paid and nonassessable.

         We hereby consent to the use of this opinion in the above-mentioned Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                                 Very truly yours,


                                                 /s/ Bryan Cave
                                                 ------------------------------
                                                 BRYAN CAVE LLP